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                                                                [LOGO]

                                                               November 20, 1997

The Board of Directors
New Jersey Steel Corporation

Gentlemen:

    BT Wolfensohn has acted as financial advisor to New Jersey Steel Corporation (the "Company") in connection with the proposed acquisition of the Company by Co-Steel Inc. ("Parent") pursuant to an Agreement and Plan of Merger (the "Merger Agreement") pursuant to which (i) Co-Steel Merger Corporation, a wholly owned subsidiary of Parent (the "Acquisition Sub") will commence a tender offer (the "Tender Offer") for all the outstanding shares of the Company's common stock, par value $.01 per share, (the "Company Shares"), at a price of $23.00 per share (the "Per Share Price"), net to the seller in cash, and (ii) after the consummation of the Tender Offer, Acquisition Sub will merge with and into the Company (the "Merger", and the Merger and the Tender Offer together, the "Transaction"), and each Company Share not acquired in the Tender Offer, other than Company Shares held in treasury or held by the Parent or any direct or indirect wholly owned subsidiary of Parent or the Company or as to which dissenters' rights have been perfected will be converted into the right to receive in cash, without interest, the consideration per share paid in the Tender Offer. The terms and conditions of the Transaction are more fully set forth in the Merger Agreement.

    You have requested BT Wolfensohn's opinion, as investment bankers, as to the fairness, from a financial point of view, of the Per Share Price to the Company's stockholders (other than Von Roll Holding, AG ("Von Roll")).

    In connection with BT Wolfensohn's role as financial advisor to the Company and in arriving at its opinion, BT Wolfensohn has, among other things:

    (i) reviewed the publicly available filings concerning the Company as well as the consolidated financial statements of the Company for recent years and interim periods to date and certain other relevant financial and operating data of the Company available from public sources or provided to BT Wolfensohn by the Company;

    (ii) reviewed certain internal financial and operating information, including certain projections, relating to the Company, provided to BT Wolfensohn by the Company;

   (iii) discussed the business, financial condition and prospects of the Company with certain officers and certain members of management of the Company;

    (iv) considered the strategic objectives of the Company as outlined to BT Wolfensohn by the Company's management;

    (v) reviewed the trading history of the Company Common Shares, including trading prices and activity;

    (vi) reviewed the financial terms of the Merger Agreement and other related agreements as set forth in the final drafts thereof;

   (vii) reviewed the financial terms of selected transactions in the mini mill steel industry which BT Wolfensohn believed to be relevant;

  (viii) reviewed certain public information pertaining to companies engaged in businesses that BT Wolfensohn believed to be generally comparable to those of the Company, including, without limitation, the trading prices for the equity securities of such companies; and
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The Board of Directors
November 20, 1997
Page 2

    (ix) performed such other analyses and examinations and considered such other information, financial studies, analyses and investigations and financial, economic and market data as BT Wolfensohn deemed relevant.

    BT Wolfensohn has not assumed responsibility for independent verification of any information, whether publicly available or furnished to it, concerning the Company, including, without limitation, any financial information, forecasts or projections, considered in connection with the rendering of its opinion. Accordingly, for purposes of its opinion, BT Wolfensohn has assumed and relied upon the accuracy and completeness of all such information and BT Wolfensohn has not conducted a physical inspection of any of the properties or assets, and has not prepared or obtained any independent evaluation or appraisal of any of the assets or liabilities, of the Company. With respect to the financial forecasts and projections made available to BT Wolfensohn and used in its analysis, BT Wolfensohn has assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the matters covered thereby and in rendering its opinion BT Wolfensohn expresses no view as to the reasonableness of such forecasts and projections or the assumptions on which they are based. BT Wolfensohn's opinion is necessarily based upon economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

    This opinion is addressed to, and for the use and benefit of, the Board of Directors of the Company and is not a recommendation to the stockholders of the Company to tender their Company Shares in the Tender Offer.

    In connection with its opinion, BT Wolfensohn has assumed that the Transaction will be consummated on the terms and subject to the conditions described in the Merger Agreement and that all conditions to the consummation of the Transaction contained in the Merger Agreement will be satisfied without the waiver of such conditions. BT Wolfensohn has also assumed that all necessary governmental and regulatory approvals and consents of third parties will be obtained on terms and conditions that will not have a material adverse effect on the Company or Parent.

    BT Wolfensohn will receive a fee for its financial advisory services rendered in connection with the currently contemplated Transaction, a substantial portion of which fee is contingent on the consummation of the Transaction. In addition, the Company has agreed to indemnify BT Wolfensohn for certain liabilities that may arise out of rendering this opinion. In the ordinary course of business, BT Wolfensohn or its affiliates may actively trade equity securities of the Company or Parent for its own account or for the accounts of its customers and, accordingly, may from time to time hold a long or short position in such securities.

    BT Wolfensohn is engaged in the merger and acquisition and client advisory business of Bankers Trust and, for legal and regulatory purposes, is a division of BT Alex. Brown Incorporated, a registered broker dealer and member of the New York Stock Exchange.
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The Board of Directors
November 20, 1997
Page 3

    Based upon and subject to the foregoing, it is BT Wolfensohn's opinion as investment bankers that the Per Share Price is fair, from a financial point of view, to the Company's stockholders (other than Von Roll).

                                          Very truly yours,

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                                BT WOLFENSOHN

                                By:  /s/ RICHARD BUSHNELL
                                     -----------------------------------------
                                     Name: Richard Bushnell
                                     Title: Managing Director
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